Exhibit 5

MAPLES and CALDER
Cayman Islands Attorneys-at-Law

PO Box 309GT, Ugland House South Church Street, George Town Grand Cayman, Cayman Islands	Telephone: 1(345) 949 8066 Facsimile: 1(345) 949 8080 Email: info@maplesandcalder.com

11 December, 2002

To:	Seagate Technology Holdings
P.O. Box 309GT,
Ugland House,
South Church Street,
George Town,
Grand Cayman,
Cayman Islands

Dear Sirs,

Seagate Technology Holdings

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Seagate Technology Holdings, a Cayman Islands exempted company incorporated with limited liability (the “Company”), with the Securities and Exchange Commission on or about 11 December, 2002 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 10,000,000 Common Shares, par value $0.00001 per share of the Company (the “Shares”) for issuance pursuant to the Company’s Employee Stock Purchase Plan (the “Plan”).

As Cayman Islands counsel to the Company, we have examined the corporate authorizations of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorized, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company and the Compensation Committee (to whom the Board of Directors have delegated their powers with respect to approval of the Plan) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/    MAPLES AND CALDER

MAPLES AND CALDER